Consolidated Financial Statements and Management’s Discussion and Analysis for the Quarterly Period Ended
July 31, 2018

NAVISTAR FINANCIAL CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF NAVISTAR, INC., WHICH IS A WHOLLY-OWNED SUBSIDIARY OF NAVISTAR INTERNATIONAL CORPORATION

2701 Navistar Drive, Lisle, IL 60532

Telephone number (331) 332-4000

NAVISTAR FINANCIAL CORPORATION
AND SUBSIDIARIES

INDEX

FINANCIAL INFORMATION	Page Reference

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
Millions of dollars	2018	2017	2018	2017
Revenues
Wholesale notes interest	$17.8	$16.2	$47.6	$46.3
Retail notes and finance leases revenue	0.6	0.3	1.9	0.9
Operating leases revenue	10.5	9.8	32.2	30.4
Retail and wholesale accounts interest	6.6	5.5	18.0	14.7
Other revenues	1.3	1.1	3.1	2.4
Total revenues	36.8	32.9	102.8	94.7

Expenses
Cost of borrowing:
Interest expense	7.9	8.3	22.2	23.8
Other	1.8	2.9	5.8	8.3
Credit, collections and administrative	4.4	4.5	13.6	14.6
Provision for (recovery of) credit losses	(0.1)	0.1	(0.1)	0.1
Depreciation on operating leases	8.6	7.8	25.6	24.1
Other (income) expenses, net	(0.4)	(0.7)	(0.4)	(0.5)
Total expenses	22.2	22.9	66.7	70.4

Income before taxes	14.6	10.0	36.1	24.3
Income tax expense	4.1	4.5	8.7	10.1
Net income	$10.5	$5.5	$27.4	$14.2

See Notes to Consolidated Financial Statements

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Financial Condition

	As of July 31,	As of October 31,
Millions of dollars	2018	2017
	(Unaudited)
ASSETS

Cash and cash equivalents	$17.9	$22.3
Finance receivables, net of unearned income:
Finance receivables	1,347.6	1,233.9
Finance receivables from affiliates	29.0	29.1
Allowance for losses	(1.6)	(1.6)
Finance receivables, net	1,375.0	1,261.4

Unsecured loans to affiliates	150.0	—
Net investment in operating leases	144.8	125.3
Restricted cash and cash equivalents	148.7	92.1
Vehicle inventory	5.8	3.1
Other assets	5.7	8.1
Total assets	$1,847.9	$1,512.3

LIABILITIES AND SHAREOWNER’S EQUITY
Net accounts due to affiliates	$83.9	$78.4
Senior and secured borrowings	1,384.5	1,078.3
Other liabilities	41.3	44.8
Total liabilities	1,509.7	1,201.5

Shareowner’s equity
Capital stock ($1 par value, 2,000,000 shares authorized, 1,600,000 shares issued and outstanding)	1.6	1.6
Paid-in capital	134.6	134.6
Retained earnings	202.0	174.6
Total shareowner’s equity	338.2	310.8
Total liabilities and shareowner’s equity	$1,847.9	$1,512.3

See Notes to Consolidated Financial Statements

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended July 31,
Millions of dollars	2018	2017

Cash flow from operating activities:
Net income	$27.4	$14.2
Adjustments to reconcile net income to cash flow from operations:
Net gain on sale and impairment of property, equipment under operating leases and vehicle inventory	(0.7)	(0.7)
Depreciation and amortization	30.2	32.3
Provision for (recovery of) credit losses	(0.1)	0.1
Net change in net accounts due to affiliates	5.5	21.8
Net change in other assets and liabilities	(1.1)	20.6
Net cash provided by operating activities	61.2	88.3

Cash flow from investing activities:
Originations of notes and finance leases held for investment, includes affiliates	(2,938.7)	(2,590.6)
Net change in restricted cash and cash equivalents	(56.6)	(40.5)
Collections on notes and finance leases held for investment, net of change in affiliate loans and unearned finance income	2,810.4	2,524.8
Net change in finance receivables - accounts	14.7	(8.5)
Proceeds from sale of vehicle inventory	4.1	4.4
Purchase of equipment leased to others	(57.8)	(14.2)
Net change in unsecured loans to affiliates	(150.0)	20.0
Proceeds from sale of equipment under operating leases	3.2	8.9
Net cash used in investing activities	(370.7)	(95.7)

Cash flow from financing activities:
Net change in revolving component of bank credit facility	(89.0)	35.0
Principal payments on term component of bank credit facility	(75.7)	(134.8)
Proceeds from issuance of term loan, net of discount	398.0	—
Net change in secured revolving credit facilities	63.9	116.6
Proceeds from issuance of secured borrowings	32.0	278.4
Payments on secured borrowings	(21.3)	(275.9)
Debt issuance costs	(2.8)	(3.8)
Net cash provided by financing activities	305.1	15.5

Change in cash and cash equivalents	(4.4)	8.1
Cash and cash equivalents, beginning of period	22.3	16.2
Cash and cash equivalents, end of period	$17.9	$24.3

Supplemental cash flow information:
Interest paid	$22.1	$24.0
Income taxes paid, net of refunds	18.0	16.8
Transfers of loans and leases to vehicle inventory	7.2	2.6
Impairments charged to affiliates	2.5	12.7

See Notes to Consolidated Financial Statements

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Shareowner’s Equity (Unaudited)

Millions of dollars	Capital Stock	Paid-In Capital	Retained Earnings	Total
Balance at October 31, 2016	$1.6	$134.6	$147.6	$283.8
2017 Activity:
Net income	—	—	14.2	14.2
Balance at July 31, 2017	$1.6	$134.6	$161.8	$298.0

Balance at October 31, 2017	$1.6	$134.6	$174.6	$310.8
2018 Activity:
Net income	—	—	27.4	27.4
Balance at July 31, 2018	$1.6	$134.6	$202.0	$338.2

See Notes to Consolidated Financial Statements

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF ACCOUNTING POLICIES

Nature of Operations

Navistar Financial Corporation was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of Navistar, Inc. which is a wholly-owned subsidiary of Navistar International Corporation (“NIC”). As used herein, “us,” “we,” “our” or “NFC” refers to Navistar Financial Corporation and its wholly-owned subsidiaries unless the context otherwise requires. NFC is a commercial financing organization that provides wholesale, retail and lease financing for products sold by Navistar, Inc. and its dealers within the United States. NFC also finances wholesale accounts and selected retail accounts receivable of Navistar, Inc. and facilitates financing arrangements in other countries to support NIC’s global operations.

Revenue includes interest revenue from wholesale notes, retail notes, finance leases, retail accounts, wholesale accounts, secured and unsecured loans to affiliates, and rental income from operating leases. Cost of borrowing includes interest expense on debt financing and amortization of debt issuance costs.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of Navistar Financial Corporation, its wholly-owned subsidiaries and variable interest entities (“VIE”) of which we are the primary beneficiary. The effects of transactions among consolidated entities have been eliminated to arrive at the consolidated amounts.

We prepared the accompanying unaudited consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for comprehensive annual financial statements. In our opinion all normal recurring adjustments necessary for a fair presentation are reflected in the consolidated financial statements. We have evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through September 6, 2018, the day our consolidated financial statements were available to be issued. Operating results for the three and nine months ended July 31, 2018 are not necessarily indicative of the results for the full year. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting policies described in our audited consolidated financial statements for the year ended October 31, 2017 and should be read in conjunction with the disclosures therein.

We evaluate our performance and allocate resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. We do not derive revenues from any single non-affiliate customer that represents 10% or more of our total revenues.

Certain prior period amounts have been reclassified to conform to current period presentation.

Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates and assumptions are used for, but are not limited to vehicle inventory, net investment in operating leases, allowance for losses and income taxes. Future events and their effects cannot be predicted with certainty, and accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Actual results could differ from the estimates we have used.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Recently Issued Accounting Standards

In March 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2018-05, "Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118". This ASU updates the income tax accounting in U.S. GAAP to reflect the SEC's interpretive guidance released on December 22, 2017, when the Tax Cuts and Jobs Act (H.R.1) (the "Tax Act") was signed into law. For more information regarding the impact of the Tax Act, see Note 6, Income Taxes.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows” (Topic 230). This ASU requires that a statement of cash flows explain the change during the period in the total of cash and cash equivalents, including amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. For public business entities, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. Our effective date for this ASU is November 1, 2019. NFC is not considered a public business entity for purposes of its stand-alone consolidated financial statements. Adoption will require a retrospective transition and we expect to adopt concurrent with NIC. We are currently evaluating the impact of this ASU on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses” (Topic 326). The ASU sets forth an expected credit loss model which requires the measurement of expected credit losses for financial instruments based on historical experience, current conditions and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost, and certain off-balance sheet credit exposures. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Our effective date is November 1, 2021, with early adoption permitted as of November 1, 2019. We are currently evaluating the impact of the adoption of this ASU on our consolidated financial statements and expect to adopt concurrent with NIC.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842). This ASU requires lessees to recognize, on the balance sheet, assets and liabilities for the rights and obligations created by leases of greater than twelve months. The accounting by lessors will remain largely unchanged. For public business entities, this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. Our effective date is November 1, 2020. Adoption will require a modified retrospective transition. We are currently evaluating the method of adoption and the impact of this ASU on our consolidated financial statements and expect to adopt concurrent with NIC.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities” (Subtopic 825-10). This ASU amends the fair value measurement, impairment measurement, presentation, and related disclosures for certain financial instruments. For public business entities, this ASU is effective for annual and interim reporting periods beginning after December 15, 2017, and early adoption is permitted. Our effective date is November 1, 2019. We do not expect the adoption of this ASU will have a material impact on our consolidated financial statements, and we expect to adopt concurrent with NIC.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition.  This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. On July 9, 2015, the FASB deferred the effective date of this update for public business entities to fiscal years beginning after December 15, 2017, with early adoption permitted on the original effective date of fiscal years beginning after December 15, 2016. Our effective date is November 1, 2019, but we expect to adopt concurrently with NIC on November 1, 2018. Adoption of this ASU is not expected to have a material impact on our consolidated financial statements as financial instruments and leases, which comprise our primary contracts with customers, are excluded from the scope of this ASU.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

There was no other recently issued accounting guidance for which we expect a material impact on our consolidated financial statements. Additionally, there was no new accounting guidance adopted during the nine months ended July 31, 2018 that had a material impact on our consolidated financial statements.

2. TRANSACTIONS WITH AFFILIATED COMPANIES

Wholesale Notes, Wholesale Accounts and Retail Accounts

In accordance with the agreements between NFC and Navistar, Inc. relating to financing of wholesale notes, wholesale accounts and retail accounts, NFC receives interest income from Navistar, Inc. at rates applied to the average outstanding balances. In addition, NFC may receive fee income from Navistar, Inc. to adjust for other incremental borrowing costs. The intercompany agreements are amended from time to time to reflect prevailing market rates and fees. Interest paid by dealers on wholesale notes, if any, plus the payments made by Navistar, Inc. for the typical “interest free” period offered to the dealers equals the total revenues received on wholesale notes. Substantially all revenues earned on wholesale accounts and retail accounts are received from Navistar, Inc. Wholesale notes, wholesale accounts and retail accounts purchased by NFC, primarily from Navistar, Inc., were as follows (in millions):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Wholesale notes	$1,178.3	$1,047.9	$2,924.1	$2,583.3
Wholesale and retail accounts	859.7	697.0	2,540.7	2,086.2
Total	$2,038.0	$1,744.9	$5,464.8	$4,669.5

In July 2014, NFC began financing eligible used truck inventory of Navistar, Inc. under a secured note for up to $200.0 million at an advance rate of 80%, bearing interest at the prime rate plus 3.25%. In January 2015, the secured note was amended to increase the maximum commitment to $250.0 million, and in March 2016, the secured note was amended to reduce the advance rate to 65%, and increase the interest rate to the prime rate plus 5.25%. Also under the March 2016 amendment, the maximum commitment of the secured note was reduced to $168.0 million and was further reduced to $125.0 million in December 2016. In June 2018, the secured note was amended to increase the maximum commitment to $170.0 million and to increase the advance rate for certain used truck loans to 85%. The secured note matures in September 2021, as amended. Interest income of less than $0.1 million and less than $0.1 million was earned for the three months ended July 31, 2018 and 2017, respectively. Interest income of less than $0.1 million and $3.8 million was earned for the nine months ended July 31, 2018 and 2017, respectively. The interest income is recorded in Wholesale notes interest. The outstanding amount under the used truck inventory financing as of July 31, 2018 and October 31, 2017, was $29.0 million and $29.1 million, respectively, and is included in Finance receivables from affiliates.

Aggregate interest and fee revenue from Navistar, Inc. for the three months ended July 31, 2018 and 2017, was $18.8 million and $15.8 million, respectively. Aggregate interest and fee revenue from Navistar, Inc. for the nine months ended July 31, 2018 and 2017, was $48.8 million and $44.2 million, respectively. The interest and fee revenues are included in Wholesale notes interest and Retail and wholesale accounts interest.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Finance Receivables, Operating Leases and Vehicle Inventory

Under certain circumstances Navistar, Inc. is contractually liable for losses on NFC’s finance receivables and investments in equipment on operating leases, including residual values, and may be required to repurchase the repossessed collateral at the receivable principal unpaid balance or share in the impairment losses or losses on sales of vehicle inventory with NFC. The allocation of losses (gains) between Navistar, Inc. and NFC on vehicles financed by NFC was as follows (in millions):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Net credit losses recorded by NFC	$(0.1)	$0.1	$(0.1)	$0.1
Net credit losses recorded by Navistar, Inc.	—	0.1	—	0.1
Total net credit losses	$(0.1)	$0.2	$(0.1)	$0.2

Impairment losses recorded by NFC	$—	$—	$—	$—
Impairment losses recorded by Navistar, Inc.	0.8	1.3	2.5	12.7
Total impairment losses	$0.8	$1.3	$2.5	$12.7

Net (gains) losses on sales recorded by NFC	$(0.1)	$—	$(0.1)	$0.1
Net (gains) losses on sales recorded by Navistar, Inc.	0.2	—	0.1	0.7
Total net (gains) losses on sales	$0.1	$—	$—	$0.8

Guarantee Fees and Servicing Revenue

NFC receives fees for its guarantee of revolving debt owed by Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad Regulada (“NFM”), a Mexican finance subsidiary of NIC. Fee amounts are amended from time to time to reflect prevailing market rates and are based on outstanding balances. These guarantee fees were $0.3 million and $0.3 million for the three months ended July 31, 2018 and 2017, respectively, and $0.9 million and $0.8 million for the nine months ended July 31, 2018 and 2017, respectively, and are recorded in Other revenues. Concurrently, NFC pays fees to NIC to provide a full backstop guarantee on all losses incurred as a result of NFC’s guarantee of NFM’s debt. Fees paid by NFC for this backstop guarantee for the three months ended July 31, 2018 and 2017, were $0.1 million and less than $0.1 million, respectively, and are recorded in Credit, collections and administrative. Fees paid by NFC for this backstop guarantee for the nine months ended July 31, 2018 and 2017 were $0.2 million and $0.1 million, respectively. No losses have been incurred relating to the NFM guarantees.

In April 2015, NFC and NFM entered into a fee agreement whereby NFM pays NFC an administrative fee to offset expenses incurred by NFC relating to accounts collection and servicing for certain export customers. NFC recorded fees of $0.2 million and $0.1 million for the three months ended July 31, 2018 and 2017, respectively, in Other revenues. NFC recorded fees of $0.5 million and $0.2 million for the nine months ended July 31, 2018 and 2017, respectively.

Unsecured Loans to Affiliates

On April 1, 2011, NFC entered into a working capital loan agreement with NFM whereby NFC has agreed to lend an aggregate amount not to exceed $100.0 million (at a floating rate equal to the Eurodollar loan rate for each month as set forth in NFC’s bank credit facility). The agreement renews annually but can be terminated by either party upon advance notice. Lending under this agreement is conditional and subject to a maximum of $20.0 million under the May 2016 bank credit facility, as amended. See Note 7, Senior and Secured Borrowings. There was a balance of zero outstanding on this loan as of July 31, 2018 and October 31, 2017. There was no interest income recorded for the three months ended July 31, 2018 and 2017, respectively. There was interest income of zero and less than $0.1 million for the nine months ended July 31, 2018 and 2017, respectively, which was recorded in Other revenues.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In July 2018, NFC amended its intercompany revolving loan agreement with International Truck and Engine Corporation Cayman Islands Holding Company, a subsidiary of NIC organized in the Cayman Islands ("Intercompany Loan"), whereby NFC has agreed to lend up to $200.0 million for general corporate purposes. The amended maturity date is September 2021 and the interest rate is LIBOR plus 900 basis points. As of July 31, 2018, and October 31, 2017, the outstanding balance was $150.0 million and zero, respectively. Interest income related to this loan of $0.1 million and $0.1 million was recorded in Other revenues for the three and nine month periods ended July 31, 2018, respectively. There was no outstanding balance or interest income during 2017.

Support Agreement

As a condition to certain NFC lending agreements, Navistar, Inc. will not permit NFC’s ratio of the sum of consolidated pre-tax income, consolidated interest expense and capital contributions from Navistar, Inc. to consolidated interest expense (“Fixed Charge Coverage Ratio”) to be less than 125% on the last day of any fiscal quarter for the period of four consecutive fiscal quarters then ended. There were no required contributions under the support agreements during the nine months ended July 31, 2018 and 2017. Additionally, certain NFC lending agreements limit the amount of dividends NFC can pay to Navistar, Inc.

Shareowner’s Equity

NFC did not pay dividends to Navistar, Inc. during the nine months ended July 31, 2018 or 2017.

Net Accounts Due to Affiliates

Net accounts due to affiliates represents the balance of other payables and receivables related to operations, such as Navistar, Inc. dealer credits for parts returns and warranty, and monthly finance fees charged to Navistar, Inc.

Defined Benefit Plans

We provide postretirement benefits to some of our employees and retirees through qualified and non-qualified plans sponsored by NIC. Costs associated with postretirement benefits include pension and postretirement healthcare expenses for employees, retirees, and surviving spouses and dependents. Generally, the pension plans are non-contributory. NIC’s policy is to fund the pension plans in accordance with applicable United States government regulations. As of July 31, 2018, all legal funding requirements have been met.

The postretirement benefits expense recorded in Credit, collections and administrative for pension and healthcare was $0.6 million and $0.8 million for the three months ended July 31, 2018 and 2017, respectively. The postretirement benefits expense for pension and healthcare was $1.9 million and $2.4 million for the nine months ended July 31, 2018 and 2017, respectively. Contributions made to these plans correspond to the postretirement benefit expense recorded.

Defined Contribution Plans

Our defined contribution plans cover a substantial portion of employees. The defined contribution plans contain a 401(k) feature and provide a company matching contribution. Many participants covered by the plans also receive annual company contributions to their retirement account based on an age-weighted percentage of the participant’s eligible compensation for the calendar year. Defined contribution expense pursuant to these plans was $0.1 million and $0.1 million for the three months ended July 31, 2018 and 2017, respectively, and is recorded in Credit, collections and administrative. Defined contribution expense pursuant to these plans was $0.4 million and $0.3 million for the nine months ended July 31, 2018 and 2017, respectively. The defined contribution expense is funded annually in the following fiscal year.

Allocated Corporate Expenses

We are charged a proportionate share of certain corporate expenses of NIC primarily for building space and IT services. These expenses were $1.0 million and $1.0 million for the three month period ended July 31, 2018 and 2017, respectively, and are included in Credit, collections and administrative. These expenses were $3.0 million and $3.0 million for the nine months ended July 31, 2018 and 2017, respectively.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3. FINANCE RECEIVABLES

Our primary business is to provide wholesale, retail and lease financing for new and used trucks sold by Navistar, Inc. and Navistar, Inc.’s dealers, and as a result, our receivables and leases have significant concentration in the truck industry. On a geographic basis, there is not a disproportionate concentration of credit risk in any region of the United States and we perform regular credit evaluations of our dealers and customers. We retain as collateral an ownership interest in the equipment associated with leases and, on behalf of ourselves and the various trusts, we maintain a security interest in the equipment associated with wholesale notes and retail notes. As of July 31, 2018 and October 31, 2017, no single customer represented a significant concentration of credit risk.

Finance receivables balances are summarized as follows (in millions):

	July 31,	October 31,
	2018	2017
Wholesale notes	$992.6	$868.2
Retail notes, net of unearned income	25.6	20.4
Finance leases, net of unearned income	8.4	9.6
Accounts (includes retail and wholesale)	321.0	335.7
Finance receivables from affiliates, net of unearned income	29.0	29.1
Total finance receivables	1,376.6	1,263.0
Allowance for losses	(1.6)	(1.6)
Total finance receivables, net	$1,375.0	$1,261.4

4. ALLOWANCE FOR LOSSES

We have determined there are two portfolio segments of finance receivables based on the type of financing inherent to each segment. The retail portfolio segment consists of loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment consists of loans to dealers to finance their vehicle inventory, service parts and other accounts. As the initial measurement attributes, assessment of credit risk, and monitoring of the performance of the receivables are consistent within each portfolio, we have determined that each portfolio consists of one class of receivable.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The activity related to our Allowance for losses for finance receivables for the three months ended July 31 is summarized as follows (in millions):

Retail portfolio	2018	2017
Allowance for losses, beginning of period	$0.1	$—
Provision for (recovery of) credit losses	(0.1)	0.1
Net recoveries (charge-offs)	0.1	(0.1)
Allowance for losses, end of period	$0.1	$—

Wholesale portfolio	2018	2017
Allowance for losses, beginning of period	$1.5	$1.5
Provision for (recovery of) credit losses	—	—
Net recoveries (charge-offs)	—	—
Allowance for losses, end of period	$1.5	$1.5

Total	2018	2017
Allowance for losses, beginning of period	$1.6	$1.5
Provision for (recovery of) credit losses	(0.1)	0.1
Net recoveries (charge-offs)	0.1	(0.1)
Allowance for losses, end of period	$1.6	$1.5

The activity related to our Allowance for losses for finance receivables for the nine months ended July 31 is summarized as follows (in millions):

Retail portfolio	2018	2017
Allowance for losses, beginning of period	$0.1	$—
Provision for (recovery of) credit losses	(0.1)	0.1
Net recoveries (charge-offs)	0.1	(0.1)
Allowance for losses, end of period	$0.1	$—

Wholesale portfolio	2018	2017
Allowance for losses, beginning of period	$1.5	$1.5
Provision for (recovery of) credit losses	—	—
Net recoveries (charge-offs)	—	—
Allowance for losses, end of period	$1.5	$1.5

Total	2018	2017
Allowance for losses, beginning of period	$1.6	$1.5
Provision for (recovery of) credit losses	(0.1)	0.1
Net recoveries (charge-offs)	0.1	(0.1)
Allowance for losses, end of period	$1.6	$1.5

The accrual of interest income from non-affiliates is discontinued on impaired loans that are 90 days or more past due resulting from credit related reasons. Impaired finance receivables include those with specific loss reserves and certain other accounts that are on non-accrual status. In certain cases, we continue to collect payments on our impaired finance receivables.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table sets forth information regarding impaired finance receivables as follows (in millions):

July 31, 2018	Retail Portfolio	Wholesale Portfolio	Total
Impaired finance receivables with specific loss reserves	$0.1	$—	$0.1
Impaired finance receivables without specific loss reserves	0.2	—	0.2
Specific loss reserves on impaired finance receivables	—	—	—
Finance receivables on non-accrual status	0.3	—	0.3

October 31, 2017	Retail Portfolio	Wholesale Portfolio	Total
Impaired finance receivables with specific loss reserves	$—	$—	$—
Impaired finance receivables without specific loss reserves	—	—	—
Specific loss reserves on impaired finance receivables	—	—	—
Finance receivables on non-accrual status	—	—	—

The allocation of specific loss reserves between NFC and Navistar, Inc. was as follows (in millions):

	July 31,	October 31,
	2018	2017
Specific loss reserves on impaired receivables recorded by NFC	$—	$—
Specific loss reserves recorded by Navistar, Inc.	—	—
Total	$—	$—

The average balance of impaired finance receivables was $0.2 million and zero for the three months ended July 31, 2018 and 2017, respectively. The average balance of impaired finance receivables was $0.1 million and $0.1 million for the nine months ended July 31, 2018 and 2017, respectively.

The age analysis is used as the credit quality indicator for finance receivables. Finance receivables with installments less than 30 days outstanding are considered current. Past due amounts reflect the total exposure by contract or customer, depending on the type of receivable. The age analysis is summarized as follows (in millions):

July 31, 2018	Retail Portfolio	Wholesale Portfolio	Total
Current	$198.0	$1,171.2	$1,369.2
30-90 days past due	6.1	0.8	6.9
Over 90 days past due	0.3	0.2	0.5
Total finance receivables	$204.4	$1,172.2	$1,376.6

October 31, 2017	Retail Portfolio	Wholesale Portfolio	Total
Current	$200.4	$1,058.3	$1,258.7
30-90 days past due	2.5	0.6	3.1
Over 90 days past due	0.3	0.9	1.2
Total finance receivables	$203.2	$1,059.8	$1,263.0

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Certain finance receivables in our retail portfolio segment have been restructured at below market interest rates pursuant to court order and thereby meet the definition of a troubled debt restructuring. As of July 31, 2018 and October 31, 2017, the balance of such restructurings was less than $0.1 million and less than $0.1 million, respectively. NFC has no commitment to lend additional funds to these customers.

5. NET INVESTMENT IN OPERATING LEASES

Net investment in operating leases is summarized as follows (in millions):

	July 31,	October 31,
	2018	2017
Investment in equipment under operating leases	$226.1	$205.3
Less: Accumulated depreciation	(85.5)	(85.3)
Net investment in equipment under operating leases	140.6	120.0
Deferred and receivable rents, net of reserve	4.2	5.3
Net investment in operating leases	$144.8	$125.3

Deferred and receivable rents, net of reserve includes $0.5 million and $0.3 million of reserves for rents past due over 90 days as of July 31, 2018 and October 31, 2017, respectively.

Operating leases are tested for impairment whenever circumstances indicate that the carrying value of a lease or group of leases may not be recoverable. If the sum of the estimated undiscounted future cash flows is less than carrying value, then an impairment is recorded for the amount by which carrying value exceeds fair value. Impairments for the three months ended July 31, 2018 and 2017, were $0.5 million and $0.7 million, respectively. Impairments for the nine months ended July 31, 2018 and 2017, were $1.9 million and $7.4 million, respectively. The impairments reduced Investment in equipment under operating leases and were charged to Navistar, Inc. See Note 10, Fair value measurements, for the fair value of impaired operating leases.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. INCOME TAXES

We compute on a quarterly basis an estimated annual effective tax rate considering ordinary income and related income tax expense. Ordinary income refers to income from continuing operations before income tax expense excluding significant unusual or infrequently occurring items. The tax effect of an unusual or infrequently occurring item is recorded in the interim period in which it occurs. Items included in Income tax expense in the periods in which they occur include the cumulative effect of changes in tax laws or rates, adjustments to uncertain tax positions, and adjustments to our valuation allowance following a change in judgment concerning the realizability of deferred tax assets in future years.

NFC and its subsidiaries are included in NIC’s consolidated federal income tax returns. Certain state income tax returns are required to be filed on a separate basis and others are included in various combined reports. In accordance with its intercompany tax sharing agreement with NIC, all federal income tax liabilities or credits are determined by NFC and its subsidiaries as if NFC filed its own consolidated return. Income tax expense includes federal, state and foreign income taxes.

As a part of NIC’s consolidated federal income tax returns, we participate in the Compliance Assurance Process, and as such, we have undergone a U.S. federal tax examination and received acceptance letters from the Internal Revenue Service (“IRS”) through October 31, 2016. The possibility of the IRS opening up a closed tax year for additional audit is remote. Also, as a part of NIC or as a separate filing entity, we are subject to examination in various state and foreign jurisdictions over various periods. In connection with examinations of tax returns, contingencies may arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing, or inclusion of revenues or expenses in taxable income. We believe we have sufficient accruals for our contingent liabilities.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of July 31, 2018 and October 31, 2017, the amount of liability, excluding interest and penalties, for uncertain tax positions was $5.2 million and $6.4 million, respectively. If the unrecognized tax benefits are recognized, all would impact our effective tax rate. The interest and penalties related to our uncertain tax positions are immaterial. While it is probable that the liability for uncertain tax positions may change during the next twelve months, we do not believe that such change would have a material impact on our financial condition, results of operations, or cash flows.

On December 22, 2017, tax legislation, commonly known as the “Tax Cuts and Jobs Act,” was signed into U.S. law (“Tax Act”). The Tax Act reduces the statutory corporate income tax rate from a maximum 35% to a flat 21%, effective January 1, 2018. This rate reduction required NFC to remeasure its deferred taxes as of the date the Tax Act was enacted. NFC’s U.S. deferred tax liabilities, net of deferred tax assets, were remeasured and decreased by $1.4 million with a corresponding decrease to Income tax expense. NFC is currently evaluating the potential impact of additional provisions of the Tax Act which do not apply until 2019.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7. SENIOR AND SECURED BORROWINGS

Senior and secured borrowings, net of certain issuance costs, are summarized as follows (in millions):

			Weighted Average Interest Rate
	July 31,	October 31,	July 31,	October 31,
	2018	2017	2018	2017
Bank credit facility at variable rates, due September 2021, net of issuance costs of $0 million and $0.5 million, respectively	$38.0	$202.2	7.0%	6.0%
Term loan, due July 2025, net of issuance costs of $4.2 million and discount of $2.0 million	393.8	—	6.0%	—%
Borrowings secured by wholesale note asset-backed securities at rates currently between 2.9% and 5.4%, due at various dates through June 2019 , net of issuance costs of $1.3 million and $3.3 million, respectively	768.7	681.7	3.3%	2.5%
Borrowings secured by operating and finance leases due serially through January 2024 at rates currently between 2.9% and 4.7%	105.1	94.4	3.8%	3.5%
Borrowings secured by retail accounts at a variable rate, matures January 2019	78.9	100.0	3.1%	2.6%
Total senior and secured borrowings	$1,384.5	$1,078.3	4.2%	3.3%

Borrowings under the revolving portion of the bank credit facility were $38.0 million and $127.0 million as of July 31, 2018 and October 31, 2017, respectively. Borrowings under the term portion of the bank credit facility were zero and $75.7 million as of July 31, 2018 and October 31, 2017, respectively. In December 2016, and in accordance with the terms of the bank credit facility, the revolving portion of the facility was reduced to a maximum of $274.7 million, the term loan portion of the facility was paid down to $81.8 million, and the quarterly principal payments were reduced from $8.5 million to $2.0 million. In September 2017, the revolving portion of the bank credit facility was amended and extended to a maturity date of September 2021, with the facility maximum amount reduced from $274.7 million to $269.2 million effective in June 2018. In June 2018, and in accordance with the terms of the bank credit facility, the term loan portion of the facility was paid in full. Also in June 2018, certain leverage covenants and baskets under the bank credit facility were amended to allow for a larger term loan replacement facility.

In July 2018, NFC entered into a $400.0 million senior secured term loan B facility (“NFC Term Loan”). The NFC Term Loan is secured by a first-priority security interest in certain assets of NFC and ranks equal to that of NFC’s bank credit facility. The initial funding interest rate is LIBOR plus a margin of 3.75%. NFC has the option to use a defined alternate base rate. Debt issuance costs and the original issuance discount of $4.2 million and $2.0 million, respectively, were recorded as a direct deduction from the carrying amount and will amortize through Cost of borrowing - Other over the life of the loan. The NFC Term Loan requires quarterly principal amortization payments of $1.0 million, with the balance due at maturity.

Borrowings secured by wholesale note asset-backed securities include amounts drawn on the variable funding notes (“VFN”) facility of Navistar Financial Securities Corporation (“NFSC”) of $220.0 million and $135.0 million as of July 31, 2018 and October 31, 2017, respectively. In November 2016, the maturity of the VFN facility was extended from May 2017 to November 2017, and the facility capacity was reduced from $500.0 million to $450.0 million. In May 2017, the VFN facility capacity was reduced from $450.0 million to $425.0 million and the maturity was extended from November 2017 to May 2018. In December 2017, the maturity of the VFN facility was extended from May 2018 to December 2018, and the facility capacity was reduced from $425.0 million to $350.0 million.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In June 2017, NFSC completed the sale of $250.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in June 2017.

International Truck Leasing Corporation (“ITLC”) received lease funding proceeds of $5.0 million and $23.3 million during the three months ended July 31, 2018 and 2017, respectively. ITLC received lease funding proceeds of $32.0 million and $28.4 million during the nine months ended July 31, 2018 and 2017, respectively. As of July 31, 2018, the balance of ITLC’s collateralized borrowings secured by operating and finance leases was $105.1 million compared to $94.4 million as of October 31, 2017.

In December 2016, the $100.0 million Truck Retail Accounts Corporation (“TRAC”) funding facility, secured by retail accounts, was renewed to October 2017. In May 2017, the TRAC funding facility maturity was extended from October 2017 to April 2018. In January 2018, the TRAC funding facility maturity was extended from April 2018 to January 2019. As of July 31, 2018 and October 31, 2017, the amount borrowed under this facility was $78.9 million and $100.0 million, respectively.

8. COMMITMENTS AND CONTINGENCIES

NFC periodically guarantees the outstanding debt of affiliates. The guarantees allow for diversification of funding sources for NFM and Navistar Comercial S. A. de C.V. NFC’s maximum guarantee exposure to this outstanding debt was $145.9 million and $142.1 million as of July 31, 2018 and October 31, 2017, respectively. See Note 2, Transactions with Affiliated Companies for fees recorded by NFC relating to these guarantees.

9. SECURITIZATION TRANSACTIONS

NFC typically sells its finance receivables to its various wholly-owned special purpose entities (“SPEs”) in order to fund the financing requirements of Navistar, Inc.’s dealers and customers. NFC continues to service the receivables thereafter. In accordance with current accounting guidance, all of these transactions qualify as secured borrowings whereas the receivables transferred and the debt issued are recorded on NFC’s consolidated balance sheets, and we record the related interest revenue earned on the finance receivables and the interest expense paid on the secured borrowings.

The SPEs’ assets are available to satisfy their creditors’ claims prior to such assets becoming available for the SPEs’ own uses or to NFC or affiliated companies. NFC is under no obligation to repurchase any sold receivable that becomes delinquent in payment or otherwise is in default. As seller and servicer of the finance receivables, NFC is obligated to provide certain representations and warranties regarding the receivables. Should any receivables fail to meet these representations and warranties, NFC is required to repurchase the affected receivables. These secured borrowings are payable solely out of collections on the finance receivables, operating leases and other assets transferred to those subsidiaries. The asset-backed debt is the legal obligation of the SPEs whereby there is generally no additional recourse to NFC. The terms of receivable sales generally require NFC to provide credit enhancements in the form of receivables over-collateralization and/or cash reserves. The use of such cash reserves by NFC is restricted under the terms of the securitized sales agreements.

Variable interest entities

Asset-backed securities are issued by our SPE NFSC through a wholesale note owner trust. We consolidate the trust as a VIE since we remain the primary beneficiary of the trust’s assets and liabilities which include the sold receivables and the secured borrowings. There was no change in the determination to consolidate any other entities during the three and nine months ended July 31, 2018, and we have not provided any financial or other support that we were not contractually obligated to provide.

Other securitizations

Other SPEs transfer certain receivables, leases and other financial assets directly to investors, in order to secure borrowings.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table sets forth the carrying amount of transferred financial assets and (liabilities) of the consolidated VIEs and other securitizations (in millions):

July 31, 2018	Consolidated VIE	Other Securitizations	Total
Finance receivables, net	$825.4	$165.8	$991.2
Net investment in operating leases	—	89.4	89.4
Restricted cash and cash equivalents	93.3	55.4	148.7
Secured borrowings	(770.0)	(184.0)	(954.0)

October 31, 2017	Consolidated VIE	Other Securitizations	Total
Finance receivables, net	$736.5	$162.9	$899.4
Net investment in operating leases	—	81.0	81.0
Restricted cash and cash equivalents	57.6	34.5	92.1
Secured borrowings	(685.0)	(194.4)	(879.4)

10. FAIR VALUE MEASUREMENTS

In accordance with current accounting guidance, we use a three-level valuation hierarchy of fair value measurements based upon the reliability of observable and unobservable inputs used in valuations of fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The use of observable and unobservable inputs result in the following fair value hierarchy of fair value measurements:

●	Level 1 - based upon quoted prices for identical instruments in active markets;

●
Level 2 - based upon quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; or model-derived valuations whose significant inputs are observable: and

●	Level 3 - based upon one or more significant unobservable input

The following section describes the valuation methodologies used to measure fair value, key inputs and significant assumptions:

Retail Notes. The fair values of retail notes are estimated by discounting the future contractual cash flows using the interest rates and credit spreads currently being offered for notes with similar terms.

Finance Receivables from Affiliates. Finance receivables from affiliates may include retail notes, wholesale notes and wholesale accounts for which fair values are estimated separately as described in the respective category.

Senior and Secured Borrowings. The fair values of Senior and Secured Borrowings are estimated by discounting the future contractual cash flows using an estimated discount rate reflecting interest rates and credit spreads currently being offered for debt with similar terms since there is no public market for this debt.

Cash and Cash Equivalents, Wholesale Notes, Accounts (Wholesale and Retail), Restricted Cash and Cash Equivalents, and Net Accounts Due to Affiliates. The estimated fair values of these financial instruments approximate the respective carrying values as a result of their short-term maturity, variable interest rates or highly liquid nature and are categorized within Level 1 of the hierarchy.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table presents the carrying values and estimated fair values of our financial instruments for which fair value does not approximate the respective carrying value (in millions):

	Carrying Value	Fair Value
July 31, 2018		Total	Level 1	Level 2	Level 3
Financial assets:
Retail notes	$25.6	$25.3	$—	$—	$25.3

Financial liabilities:
Senior and secured borrowings	1,384.5	1,390.4	—	—	1,390.4

	Carrying Value	Fair Value
October 31, 2017		Total	Level 1	Level 2	Level 3
Financial assets:
Retail notes	$20.4	$20.5	$—	$—	$20.5

Financial liabilities:
Senior and secured borrowings	1,078.3	1,083.8	—	—	1,083.8

As of July 31, 2018 and October 31, 2017, NFC held no financial instruments that were measured at fair value on a recurring basis.

There were no transfers of financial instruments between fair value hierarchy levels during the nine months ended July 31, 2018 or 2017.

The following table presents assets that are measured at fair value on a nonrecurring basis (in millions):

	July 31,	October 31,
	2018	2017
Impaired net investment in operating leases	$7.2	$9.4
Vehicle inventory	5.8	3.1

The fair value of impaired net investment in operating leases is determined by discounting the future expected cash flows including the fair value of underlying leased vehicles. The fair value of vehicles for both operating leases and vehicle inventory is determined using dealer vehicle value publications, adjusted for certain market factors, which are Level 2 inputs.

11. LEGAL PROCEEDINGS

We are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings, which constitute ordinary, routine litigation incidental to our business. In our opinion, the disposition of these proceedings and claims will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Such forward-looking statements only speak as of the date of this report and NFC assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations is designed to provide information that is supplemental to, and should be read together with the consolidated financial statements and the accompanying notes presented herein. The information contained herein is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements during the period reported, the primary factors that accounted for those changes, any known trends or uncertainties that we are aware of that may have a material impact on our future performance, as well as how certain accounting principles affect our consolidated financial statements.

Overview

NFC provides financing for products sold by Navistar, Inc. and its dealers within the United States and earns interest revenue from wholesale notes, retail notes, finance leases, retail accounts, wholesale accounts, secured and unsecured loans to affiliates, and rental income from operating leases. Our cost of borrowing includes interest expense on debt financing and debt issuance costs on bank credit facilities, asset-backed securities and other secured funding facilities.

Financing revenue increased during the first nine months of fiscal 2018 compared to the same period of 2017 primarily as a result of higher average accounts balances and slightly higher average portfolio interest rates. Our cost of borrowing decreased primarily as a result of lower average debt balances from the higher utilization of a trade payable with Navistar, Inc. Additionally, Income tax expense was favorably impacted by the new tax legislation commonly known as the “Tax Cuts and Jobs Act,” (“Tax Act”).

In December 2017, the maturity of the variable funding notes (“VFN”) facility was extended from May 2018 to December 2018, and the facility capacity was reduced from $425.0 million to $350.0 million.

Since December 2017, International Truck Leasing Corporation (“ITLC”) has received new lease funding proceeds of $32.0 million, in aggregate.

In January 2018, the $100.0 million Truck Retail Accounts Corporation (“TRAC”) funding facility was extended from April 2018 to January 2019.

In June 2018, and in accordance with the terms of the bank credit facility, the term loan portion of the facility was paid in full. Additionally, the revolving portion of the bank credit facility was amended to allow for a larger term loan replacement facility.

In July 2018, NFC issued term loan debt of $400.0 million which matures in July 2025.

In July 2018, NFC funded an intercompany revolving loan agreement with International Truck and Engine Corporation Cayman Islands Holding Company, a subsidiary of NIC organized in the Cayman Islands ("Intercompany Loan") for $150.0 million.

Consolidated Comparison of Business Results

The following table summarizes our consolidated statements of operations and illustrates the key financial indicators used to assess the consolidated financial results. Financial information is presented for the three and nine months ended July 31 (in millions):

	Three Months Ended July 31,
	2018	2017	Change	% Change
Revenues
Financing revenue	$25.0	$22.0	$3.0	13.6
Operating leases and other revenues	11.8	10.9	0.9	8.3
Total revenues	36.8	32.9	3.9	11.9

Expenses
Cost of borrowing	9.7	11.2	(1.5)	(13.4)
Credit, collections and administrative	4.4	4.5	(0.1)	(2.2)
Provision for (recovery of) credit losses	(0.1)	0.1	(0.2)	N.M.
Depreciation on operating leases	8.6	7.8	0.8	10.3
Other (income) expenses, net	(0.4)	(0.7)	0.3	42.9
Total expenses	22.2	22.9	(0.7)	(3.1)

Income before taxes	14.6	10.0	4.6	46.0
Income tax expense	4.1	4.5	(0.4)	(8.9)
Net income	$10.5	$5.5	$5.0	90.9

	Nine Months Ended July 31,
	2018	2017	Change	% Change
Revenues
Financing revenue	$67.5	$61.9	$5.6	9.0
Operating leases and other revenues	35.3	32.8	2.5	7.6
Total revenues	102.8	94.7	8.1	8.6

Expenses
Cost of borrowing	28.0	32.1	(4.1)	(12.8)
Credit, collections and administrative	13.6	14.6	(1.0)	(6.8)
Provision for (recovery of) credit losses	(0.1)	0.1	(0.2)	N.M.
Depreciation on operating leases	25.6	24.1	1.5	6.2
Other (income) expenses, net	(0.4)	(0.5)	0.1	20.0
Total expenses	66.7	70.4	(3.7)	(5.3)

Income before taxes	36.1	24.3	11.8	48.6
Income tax expense	8.7	10.1	(1.4)	(13.9)
Net income	$27.4	$14.2	$13.2	93.0

Financing revenue is comprised of interest revenue from the following interest earning assets (in millions):

	Three Months Ended July 31,
	2018	2017	Change	% Change

Wholesale notes	$17.8	$16.2	$1.6	9.9
Retail notes and finance leases	0.6	0.3	0.3	100.0
Retail and wholesale accounts	6.6	5.5	1.1	20.0
Total financing revenue	$25.0	$22.0	$3.0	13.6

	Nine Months Ended July 31,
	2018	2017	Change	% Change

Wholesale notes	$47.6	$46.3	$1.3	2.8
Retail notes and finance leases	1.9	0.9	1.0	111.1
Retail and wholesale accounts	18.0	14.7	3.3	22.4
Total financing revenue	$67.5	$61.9	$5.6	9.0

Percentage changes deemed not meaningful are designated N.M.

Three month period ended July 31, 2018 compared to the three month period ended July 31, 2017

Financing revenue increased primarily as a result of higher average wholesale note and accounts balances. The average overall finance receivable portfolio balance increased from $1.2 billion to $1.3 billion. The average interest rate of the finance receivables portfolio was 7.5% and 7.1% for 2018 and 2017, respectively.

Operating leases and other revenues includes rental income on operating leases, interest earned on restricted cash collateral and guarantee fees. These revenues increased from $10.9 million to $11.8 million on higher average earning assets and higher market lease rates.

Cost of borrowing primarily includes interest expense on Senior and secured borrowings. Cost of borrowing decreased from $11.2 million to $9.7 million as we have utilized more trade payable with Navistar, Inc. The gross average outstanding debt balance decreased from $1.1 billion to $944.8 million. Our average interest rates on Senior and secured borrowings were 3.3% and 3.0% for the respective periods in 2018 and 2017.

Credit, collections and administrative expenses include costs relating to the management and servicing of receivables as well as general business expenses and wages. Certain fixed assets became fully depreciated in 2017, partially offset by higher employee costs.

Income tax expense includes federal, state and foreign taxes. Our income tax expense decreased as a result of the decline in the federal income tax rate attributed to the Tax Act. The reduction was partially offset by the impact of higher pretax profit.

Nine month period ended July 31, 2018 compared to the nine month period ended July 31, 2017

Financing revenue increased primarily as a result of higher average accounts balances and higher overall interest rates. Higher average accounts balances were partially offset by lower average wholesale note balances. The average overall finance receivable portfolio balance increased from $1.1 billion to $1.2 billion. The average interest rate of the finance receivables portfolio was 7.5% and 7.2% for 2018 and 2017, respectively.

Operating leases and other revenues includes rental income on operating leases, interest earned on restricted cash collateral and guarantee fees. These revenues increased from $32.8 million to $35.3 million primarily on higher market lease rates.

Cost of borrowing primarily includes interest expense on Senior and secured borrowings. Cost of borrowing decreased from $32.1 million to $28.0 million as we have utilized more trade payable with Navistar, Inc. The gross average outstanding debt balance decreased from $1.0 billion to $893.2 million. Our average interest rates on Senior and secured borrowings were 3.3% and 3.2% for the respective periods in 2018 and 2017.

Credit, collections and administrative expenses include costs relating to the management and servicing of receivables as well as general business expenses and wages. Certain fixed assets became fully depreciated in 2017, partially offset by higher employee costs.

Income tax expense includes federal, state and foreign taxes. Our income tax expense decreased as a result of a decline in current and deferred income taxes attributed to the Tax Act. The reduction was partially offset by the impact of higher pretax profit.

Financial Condition (in millions):

	As of
	July 31, 2018	October 31, 2017	Change	% Change
Cash and cash equivalents	$17.9	$22.3	$(4.4)	(19.7)
Finance receivables, net	1,375.0	1,261.4	113.6	9.0
Unsecured loans to affiliates	150.0	—	150.0	N.M.
Net investment in operating leases	144.8	125.3	19.5	15.6
Restricted cash and cash equivalents	148.7	92.1	56.6	61.5
Vehicle inventory	5.8	3.1	2.7	87.1
Other assets	5.7	8.1	(2.4)	(29.6)
Total assets	$1,847.9	$1,512.3	$335.6	22.2

Net accounts due to affiliates	$83.9	$78.4	$5.5	7.0
Senior and secured borrowings	1,384.5	1,078.3	306.2	28.4
Other liabilities	41.3	44.8	(3.5)	(7.8)
Total liabilities	1,509.7	1,201.5	308.2	25.7

Total shareowner’s equity	338.2	310.8	27.4	8.8

Total liabilities and shareowner’s equity	$1,847.9	$1,512.3	$335.6	22.2

Balances as of July 31, 2018 compared to balances as of October 31, 2017

Finance receivables, net increased $113.6 million. Wholesale notes increased $124.4 million reflecting an increase in dealer inventory levels. Retail notes and finance leases, net of unearned income, increased by $4.0 million primarily as a result of originations during the period. Accounts balances decreased by $14.7 million, primarily related to a reduction of dealer accounts outstanding. Finance receivables from affiliates decreased by $0.1 million related to the used truck secured note with Navistar, Inc. Allowance for losses was unchanged.

Restricted cash and cash equivalents increased from $92.1 million to $148.7 million. The increase primarily relates to the accumulation of principal of $75.0 million for repayment of the investor notes that mature in September 2018, partially offset by a reduction in collection account balances.

Unsecured loans to affiliates resulted from the July 2018 Intercompany Loan of $150.0 million.

Vehicle inventory increased from $3.1 million to $5.8 million primarily as a result of additions for off-lease vehicles exceeding net sales and impairments of $4.1 million and $0.6 million, respectively.

Other assets decreased from $8.1 million to $5.7 million primarily as a result of the amortization of debt issuance costs related to our revolving funding facilities.

Net accounts due to affiliates increased from $78.4 million to $83.9 million primarily relating to an increase in loan purchases not settled as of period end.

Senior and secured borrowings increased by $306.2 million primarily as a result of the issuance of the $400.0 million term loan that was used, in part, to fund the increase in finance receivables, the Intercompany Loan, and the accumulation of restricted cash.

Other liabilities decreased from $44.8 million to $41.3 million primarily as a result of the annual payment of prior year federal income tax liability of $17.2 million, partially offset by the increase in income tax liabilities resulting from current year pre-tax income.

Shareowner’s equity increased from $310.8 million to $338.2 million as a result of net income of $27.4 million.

Asset Quality

The following table summarizes delinquencies as a percentage of finance receivables:

	July 31,	October 31,
	2018	2017	Change
Delinquencies
Retail notes and finance leases greater than 60 days.	1.5%	—%	1.5%
Wholesale notes greater than 60 days	—%	—%	—%
Wholesale accounts greater than 60 days	0.3%	0.6%	(0.3)%

Allowance to finance receivables coverage ratio	0.1%	0.1%	—%

At the current retail portfolio level, the ratio of retail notes and finance leases delinquencies greater than 60 days can fluctuate significantly as a result of the performance of any one customer. The fair value of vehicles repossessed for the nine months ended July 31, 2018 and 2017, was $0.6 million and less than $0.1 million, respectively. Wholesale accounts delinquencies can relate to specific customer balances for which Navistar, Inc. has recorded reserves. These delinquencies do not typically reflect a default risk for NFC.

The allowance to finance receivables coverage ratio shown above remained constant as the primary component for wholesale finance receivables was unchanged. The average impaired receivables as a percentage of average finance receivables were less than 0.1% for both of the nine month periods ended July 31, 2018 and 2017, respectively.

The allocation of the Allowance for losses by portfolio segment is as follows (in millions):

	July 31,	October 31,
	2018	2017
Retail portfolio	$0.1	$0.1
Wholesale portfolio	1.5	1.5
Total	$1.6	$1.6

NFC evaluates its Allowance for losses based on a pool method for two portfolio segments: retail finance receivables and wholesale finance receivables. The estimate of the retail portfolio allowance is based upon three factors:  a historical component based upon a weighted average of actual loss experience from the most recent 12 quarters, a specific reserve component, and a qualitative component if we determine that current economic and portfolio quality trends indicate that the historical component may not reflect the appropriate risk. For the wholesale portfolio, an allowance for losses is established using the average loss per occurrence, based on historical losses.

When we identify significant customers as a probable risk of default, we segregate those customers’ receivables from the pool and separately establish a specific reserve based on the market value of the collateral and specific terms of the receivable contracts. We use the same process in estimating the collateral values as we do in estimating the values of our vehicle inventory.

Financing Environment

Financing Volume and Finance Market Share

Wholesale notes purchased by NFC were $1.2 billion and $2.9 billion for the three and nine months ended July 31, 2018, respectively. Wholesale notes purchased by NFC were $1.0 billion and $2.6 billion for the three and nine months ended July 31, 2017, respectively. NFC provides wholesale financing for 100% of new truck inventory sold to Navistar, Inc.’s dealers and distributors through the customary free interest period offered by Navistar, Inc. As of July 31, 2018 and October 31, 2017, NFC retained floor plan financing for approximately 75% and 77%, respectively, of the dealers, after the free interest period.

Serviced wholesale notes balances, including the used truck financing, were $1.0 billion and $897.2 million as of July 31, 2018 and October 31, 2017, respectively.

NFC’s net retail notes and finance lease originations were $2.8 million and $14.6 million for the three and nine months ended July 31, 2018, respectively. NFC’s net retail notes and finance lease originations were $3.8 million and $7.3 million for the three and nine months ended July 31, 2017, respectively.

Operating lease originations were $12.6 million and $57.8 million for the three and nine months ended July 31, 2018, respectively.
Operating lease originations were $8.0 million and $14.2 million for the three and nine months ended July 31, 2017, respectively.

Funds Management

We have traditionally obtained the funds to provide financing to Navistar, Inc.’s dealers and retail customers from the financing of receivables in securitization transactions, bank credit facilities, and other secured funding facilities. Given our debt ratings and the overall quality of our receivables, the financing of receivables in securitizations has been the most economical source of funding.

Credit Ratings

NFC’s credit ratings were as follows:

As of July 31, 2018		As of October 31, 2017
Fitch	Standard & Poor’s	Fitch	Standard & Poor’s
B-	B-	B-	B-
Outlook Positive	Outlook Positive	Outlook Stable	Outlook Stable

Funding Trends

Benchmark interest rates have increased during fiscal 2018. Increased equity or credit market volatility, or tightening of monetary policy by the US Federal Reserve, may increase borrowing rates on our variable rate debt. Credit spreads of our new and amended funding facilities have decreased following NIC’s strategic alliance with TRATON AG (formerly Volkswagen Truck & Bus AG) and certain of its subsidiaries and affiliates, as well as NIC’s improving financial performance as measured in the equity markets. This is evidenced by the improved credit spreads on the amendment and extension of the revolving portion of our bank credit facility in September 2017, our VFN facility renewal in December 2017, and the TRAC facility renewal in January 2018. Our borrowing costs can also be impacted by changes in credit rating agency assessments of our debt or the debt of NIC. Our ability to obtain financing at competitive rates depends substantially on the funding opportunities available.

Funding Facilities

NFC initially funds finance receivables using its bank credit facility. In September 2017, the revolving portion of the bank credit facility was amended and extended to a maturity date of September 2021, with the facility maximum amount reduced from $274.7 million to $269.2 million effective in June 2018. Borrowings under the term loan portion of the bank credit facility were zero as of July 31, 2018. In June 2018, and in accordance with the terms of the bank credit facility, the term loan portion of the facility was paid in full. In June 2018, certain leverage covenants and baskets under the bank credit facility were amended to allow for a larger term loan replacement facility. NFC may increase the revolving or term loan commitments to a maximum facility of $700.0 million, subject to obtaining commitments from existing or new lenders.

The availability under the revolver portion of the bank credit facility was as follows (in millions):

	July 31,	October 31,
	2018	2017
Revolver bank loan	$269.2	$274.7
NFC revolving loan utilized	(38.0)	(127.0)
Mexican sub-revolver loan utilized	—	—
Total availability	$231.2	$147.7

In July 2018, NFC entered into a $400.0 million senior secured term loan B facility (“NFC Term Loan”). The NFC Term Loan is secured by a first-priority security interest in certain assets of NFC and ranks equal to that of NFC’s bank credit facility. The initial funding interest rate is LIBOR plus a margin of 3.75%. NFC has the option to use a defined alternate base rate. Debt issuance costs and the original issuance discount of $4.2 million and $2.0 million, respectively, were recorded as a direct deduction from the carrying amount and will amortize through Cost of borrowing - Other over the life of the loan. The NFC Term Loan requires quarterly principal amortization payments of $1.0 million, with the balance due at maturity. The proceeds were used to pay certain fees and expenses in connection with the NFC Term Loan and to fund the Intercompany Loan of $150.0 million. The remainder of the proceeds will be used for other general corporate purposes.

We finance certain receivables through securitizations utilizing the asset-backed public market and private placement sales. NFC, through these securitizations, has been able to fund its operating needs at rates which are more economical than those available to NFC in the public unsecured bond market. In a typical securitization transaction, NFC transfers a pool of finance receivables to a bankruptcy-remote, wholly-owned special purpose subsidiary. The special purpose subsidiary then transfers the receivables to a legally isolated entity, generally a trust, in exchange for cash from the sale of asset-backed securities to investors. The securities issued by the trust are secured by future collections on the receivables transferred to the trust. These transactions are structured as sales from a legal standpoint but are treated as on-balance sheet secured borrowings according to current accounting guidance. Navistar Financial Securities Corporation (“NFSC”) finances wholesale notes through a wholesale note owner trust.

We use other bankruptcy-remote, wholly-owned special purpose subsidiaries for secured borrowings on other types of assets whereby an interest in the assets is purchased directly by the lender without the use of a trust. ITLC finances operating leases and certain finance leases, and TRAC finances retail accounts.

NFC securitizes wholesale notes through NFSC, which has in place a wholesale note trust that provides for the funding of eligible wholesale notes. Components of available wholesale note trust funding facilities were as follows (in millions):

	Termination or Maturity	July 31, 2018	October 31, 2017
Variable funding notes	December 2018	$350.0	$425.0
Investor notes	September 2018	300.0	300.0
Investor notes	June 2019	250.0	250.0
Total funding capacity		900.0	975.0
Funding utilized		(770.0)	(685.0)
Total availability		$130.0	$290.0

In December 2017, the maturity of the VFN facility was extended from May 2018 to December 2018, and the facility capacity was reduced from $425.0 million to $350.0 million.

In October 2016, NFSC completed the sale of $300.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in October 2016. In June 2017, NFSC completed the sale of $250.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in June 2017.

ITLC provides for the funding of certain leases. ITLC received new lease funding proceeds of $5.0 million and $32.0 million during the three and nine months ended July 31, 2018, respectively. ITLC received new lease funding proceeds of $23.3 million and $28.4 million during the three and nine months ended July 31, 2017, respectively. As of July 31, 2018, the balance of ITLC’s collateralized borrowings secured by operating and finance leases was $105.1 million compared to $94.4 million as of October 31, 2017.

The $100.0 million TRAC facility provides funding for certain retail accounts. As of July 31, 2018 and October 31, 2017, the amount borrowed under this facility was $78.9 million and $100.0 million, respectively. In January 2018, the TRAC funding facility maturity was extended from April 2018 to January 2019.